Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Amendment No. 3 Registration Statement on Form S-4 of our report dated April 14, 2025, except for Notes 13 and 14, as to which the date is March 27, 2026 relating to the financial statements of BOXABL Inc. appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum llp

Fort Lauderdale, FL

April 14, 2026